Exhibit B
                                                 to Agreement and Plan of Merger



                  STOCK OPTION AGREEMENT, dated as of December 21, 1999 (the "Agreement"), between AMERICA ONLINE, INC., a Delaware corporation ("Parent"), and MAPQUEST.COM, INC., a Delaware corporation (the "Company").

                  WHEREAS, Parent, the Company and MQ Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement;" capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement), pursuant to which the Merger Sub will merger with and into the Company (the "Merger"); and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant to Parent the Option (as hereinafter defined) to purchase shares of common stock, par value $.001 per share, of the Company ("Company Common Stock") at a price per share equal to the Exercise Price (as hereinafter defined).

                  NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                            OPTION TO PURCHASE SHARES

     1.1 Grant of Option.

                (a) The Company hereby grants to Parent an irrevocable option to purchase, in whole or in part, an aggregate of up to 3,571,661 duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock (representing 10% of the outstanding shares of Company Common Stock as of the date hereof) on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Company Common Stock for which this Option is exercisable exceed 10% of the issued and outstanding shares of Company Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Company Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

                (b) In the event that any additional shares of Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 3.1 hereof), the number of shares of Company Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Company Common Stock previously issued pursuant hereto, equals 10% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize the Company to breach any provision of the Merger Agreement. As used herein, the term "Option Shares" means the shares of Company Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms hereof.

     1.2 Exercise of Option.

                (a) The Option may be exercised by Parent, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which Parent becomes entitled to receive the Termination Fee pursuant to
Section 7.3(b) of the Merger Agreement. As used herein, the term "Expiration Date" means the first to occur prior to Parent's exercise of the option pursuant to Section 1.2(b) of:

                   (i) the Effective Time;

                   (ii) written notice of termination of this Agreement by Parent to the Company;

                   (iii)  the   termination  of  the  Merger   Agreement   under
circumstances where the Termination Fee could not become payable; or

                   (iv) the date that is twelve months from the date of termination of the Merger Agreement.

Notwithstanding the termination of the Option, Parent shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option in accordance with the terms hereof prior to the Expiration Date, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Expiration Date.

                (b) In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company of its intention to so exercise the Option (a "Notice"), specifying the number of Option Shares to be purchased (and the denominations of the certificates, if more than one), whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and the place in the United States, time and date of the closing of such purchase (the "Option Closing;" and the date of such Closing, the "Option Closing Date"), which date shall not be less than two Business Days nor more than ten Business Days from the date on which a Notice is delivered; provided, that the Option Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable material Law (including the HSR Act or the rules of the National Association of Securities Dealers, Inc. (the "NASD")) and (ii) no material Law or Order shall have been promulgated, enacted, entered into, or enforced by any Court or Governmental Authority which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their reasonable best efforts to (x) make all necessary filings and obtain all Approvals and to comply with any such applicable Law and (y) have any such Order vacated or reversed). In the event the Option Closing is delayed pursuant to clause (i) or (ii) above, the Option Closing shall be within five business days following the cessation of such restriction, violation, Law or Order, as the case may be; provided, further, that, notwithstanding any prior Notice, Parent shall be entitled to rescind such Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company.

                (c) At any Option Closing, (i) the Company shall deliver to Parent all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Parent in the Notice, and (ii) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Parent as are provided under any shareholder rights agreement or similar agreement of the Company then in effect. At the Option Closing, Parent shall pay to the Company by wire transfer of immediately available funds to an account specified by the Company to Parent in writing at least two Business Days prior to the Option Closing an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I; provided that the failure or refusal of the Company to specify an account shall not affect the Company's obligation to issue the Option Shares.

                (d) Upon the delivery by Parent to the Company of the Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option, Parent shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Parent, or the Company may have failed or refused to take any action required of it hereunder. The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.2 in the name of Parent or its designees, stock certificates or a substitute option agreement in the name of the assignee, transferee or designee of Parent and any filing fees and other expenses arising from the performance of the transactions contemplated hereby, including pursuant to the HSR Act.

     1.3 Payments.

                (a) The  purchase  and sale of the  Option  Shares  pursuant  to
Section 1.2 of this Agreement shall be at a purchase price equal to $27.00 per Share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Parent's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

                (b) Parent may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing the (i) aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Company Common Stock as of the last trading day preceding the Option Closing Date over the per share Exercise Price. The "Fair Market Value" per share of Company Common Stock shall be (i) if the Company Common Stock is listed on the Nasdaq National Market ("NASDAQ"), national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the average of last reported sale prices per share of Company Common Stock thereon for the 10 trading days immediately preceding the Option Closing Date, or (ii) if the Company Common Stock is not listed on the NASDAQ, any national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the amount determined by a mutually acceptable independent investment banking firm as the value per share the Company Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming the absence of unusual market conditions and no discount for minority interest, illiquidity or restrictions on transfer.

                                  ARTICLE I.1

                         REPRESENTATIONS AND WARRANTIES


     2.1 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that any Option Shares acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

                (a) Due Authorization; Good Standing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance and exercise of the Option) have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

                (b) Option Shares. The Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit it to issue, the Option Shares and all additional shares or other securities which may be issued pursuant to Section 3.1 upon exercise of the Option, and, at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates, will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities or property which may be issuable pursuant to Section 3.1, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all Liens of any nature whatsoever, and shall not be subject to any preemptive or similar right of any Person.

                (c) No Conflict; Required Filings and Consents. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law or Order in each case applicable to the Company or by which its properties or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets is bound or affected, except in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, require the Company to, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws, the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws or where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (d) Takeover Laws. The Board of Directors of the Company has, prior to the date hereof, approved this Agreement, the Merger Agreement and the Merger and the other transactions contemplated hereby and thereby and such approval is sufficient to render inapplicable to this Agreement, the Merger Agreement, the Merger and any other transactions contemplated hereby and thereby, the restrictions of Section 203 of the DGCL. No Delaware law or other takeover statute or similar Law and no provision of the Certificate of Incorporation or Bylaws of the Company or any Material Agreement to which the Company is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a shareholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

                                  ARTICLE III

                    ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     3.1 Adjustment Upon Changes in Capitalization. In addition to the adjustment in the number of shares of Company Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Company Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.1. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which would have the effect of diluting or otherwise diminishing Parent's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Parent shall receive upon exercise (or, if such a change occurs between exercise and Option Closing, upon Option Closing) of the Option the number and kind of shares or other securities or property that Parent would have received in respect of the Option Shares that Parent is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Parent under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of any provision of the Merger Agreement.

                                   ARTICLE IV

                               REGISTRATION RIGHTS

     4.1 Registration of Option Shares Under the Securities Act.

                (a) If requested by Parent at any time and from time to time after receipt by Parent of Option Shares (the "Registration Period"), the Company shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares owned by or issuable to Parent in accordance with the method of sale or other disposition contemplated by Parent, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Except with respect to such a "shelf" registration, the Company shall keep such Demand Registration effective for a period of not less than nine months, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Parent and which shall be satisfactory in form and substance to Parent and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares in the manner contemplated by Parent. The Company shall only have the obligation to effect four Demand Registrations pursuant to this Section 4.1; provided, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. The Company shall be entitled to postpone for up to 90 days from receipt of Parent's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of the Company determines in its good faith reasonable judgment, that such registration would materially interfere with or require premature disclosure of, and have a material adverse effect on, any material acquisition, reorganization or other transaction involving the Company or any other material contract under active negotiation by the Company; provided, that the Company shall not have postponed any Demand Registration pursuant to this sentence during the twelve month period immediately preceding the date of delivery of Parent's request for a Demand Registration.

                (b) If the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), Parent shall have the right to participate in such registration (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, the Company shall include therein
(i) first all shares proposed to be included therein by the Company and (ii) second the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by any other stockholder of the Company. Participation by Parent in any Incidental Registration shall not affect the obligation of the Company to effect Demand Registrations under this Section 4.1. The Company may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Parent.

                (c) In connection with any Registration pursuant to this Section 4.1, (i) the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) the Company shall use reasonable best efforts to cause any Option Shares included in such Registration to be approved for listing on NASDAQ or any national securities exchange upon which the Company's securities are then listed, subject to official notice of issuance, which notice shall be given by the Company upon issuance. The costs and expenses incurred by the Company in connection with any Registration pursuant to this Section 4.1 (including any fees related to Blue Sky qualifications and SEC filing fees) (the "Registration Expenses") shall be borne by the Company, excluding legal fees of Parent's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Parent included in a Registration.

                                   ARTICLE V

                      REPURCHASE RIGHTS; SUBSTITUTE OPTIONS

     5.1 Repurchase Rights.

                (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, Parent shall have the right (the "Repurchase Right") to require the Company to repurchase from Parent (i) the Option or any part thereof as Parent shall designate at a price (the "Option Repurchase Price") equal to the amount, subject at the sole discretion of Parent to clause (iii) of Section 6.1(a), by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and (ii) such number of the Option Shares as Parent shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Company Common Stock offered or paid in any Acquisition Proposal or any acquisition by any Person or group, in a single transaction or a series of related transactions, after the date hereof of 10% or more of the outstanding shares of capital stock of the Company, (ii) the highest closing price for shares of Company Common Stock during the 30 trading days immediately preceding the date Parent gives the Repurchase Notice (as hereinafter defined), or (iii) in the event of a sale of all or substantially all of the Company's assets, the sum of the net price paid in such sale for such assets plus the current market value of the remaining net assets of the Company as determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, divided by the number of shares of Company Common Stock issued and outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

                (b) Parent shall exercise its Repurchase Right by delivering to the Company written notice (a "Repurchase Notice") stating that Parent elects to require the Company to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, the Company shall deliver to Parent the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that the Company is not then prohibited under applicable law and regulation from so delivering. At the Repurchase Closing, (i) the Company shall pay to Parent the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Parent at least 24 hours prior to the Repurchase Closing and (ii) if the Option is repurchased only in part, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

                (c)  To  the  extent  that  the  Company  is  prohibited   under
applicable law or regulation from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, the Company shall immediately so notify Parent and thereafter deliver, from time to time, to Parent the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Parent the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Parent may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right was not exercised.

     5.2 Substitute Option.

                (a) In the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or any Subsidiary of Parent (each an "Excluded Person"), and the Company is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into the Company and the Company shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or
(iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Parent, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option") for Substitute Option Shares (as hereinafter defined), at the election of Parent, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any Person that controls the Acquiring Corporation.

                (b) The Substitute Option shall have the same terms as the Option; provided, however, that if the terms of the Substitute Option cannot, because of applicable Law, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Parent than the Option. The issuer of the Substitute Option shall enter into an agreement with Parent in substantially the same form and terms as this Agreement (including the terms of this Article V) to memorialize the terms of the Substitute Option. The Substitute Option shall be exercisable for such number of Substitute Option Shares as is equal to the Market/Offer Price multiplied by the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a), divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per Substitute Option Share shall then be equal to the Exercise Price multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a) and the denominator of which shall be the number of Substitute Option Shares for which the Substitute Option is exercisable.

                (c) In addition to any other restrictions or covenants, the Company agrees that it shall not enter or agree to enter into any transaction described in Section 5.2(a) unless the Acquiring Corporation and any Person that controls the Acquiring Corporation assume in writing all the obligations of the Company hereunder and agree for the benefit of Parent to comply with this
Article V.

                (d) For purposes of this Section 5.2, the following terms have the meanings indicated:

                           "Acquiring Corporation" shall mean (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the Company in a consolidation or merger in which the Company is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of the Company's assets.

                           "Substitute Option Shares" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of a Person.

                           "Average Price" shall mean the average closing price per Substitute Option Share, on the principal trading market on which such shares are traded as reported by a nationally recognized source, for the 30 trading days immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Option Shares on such market on the day preceding such consolidation, merger or sale; provided, that if the Company is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into the Company or by any entity which controls or is controlled by such person, as Parent may elect.


                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 Total Profit.

                (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $34,600,000, less the amount of any Termination Fee paid pursuant to Section 7.2(b) of the Merger Agreement, and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, (iii) limit the amount of the Option Repurchase Price or the Option Share Repurchase Price, (iv) pay cash to the Company, or (v) any combination thereof, so that Parent's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions.

                (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to the Company's repurchase of the Option (or any portion thereof) pursuant to Section 5.1, (ii) (x) the amount received by Parent pursuant to the Company's repurchase of Option Shares pursuant to Section 5.1, less (y) Parent's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Parent pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price of such Option Shares, (iv) any amounts received by Parent pursuant to any consummated arm's-length transfers of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

     6.2 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Parent good and marketable title, free and clear of all Liens, to any Option Shares purchased hereunder.

     6.3 Division of Option; Lost Options. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Parent, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new agreement of like tenor and date.

     6.4 Certain Filings; Listing.

                (a) If so requested by Parent, promptly after the date hereof, the Company shall make all filings which are required under the HSR Act and any applicable Law, and the parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any Governmental Authority, including, without limitation, filings under the provisions of the HSR Act and any applicable Law. The Company shall supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and the Federal Trade Commission, the Department of Justice and any other Governmental Authority and members of their respective staff with respect to this Agreement and the transactions contemplated hereby.

                (b) If the Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on NASDAQ (or any national securities exchange or other nationally recognized exchange or trading system), the Company, upon the request of parent, will promptly file an application to list the shares of Company Common Stock or such other securities to be acquired upon exercise of the Option on NASDAQ (and any such other national securities exchange or other nationally recognized exchange or trading system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

     6.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:


            (a) If to Parent:

                America Online, Inc.
                22000 AOL Way
                Dulles, Virginia 20166
                Attention: David Colburn, President - Business Affairs

                With copies to:

                America Online, Inc.
                22000 AOL Way
                Dulles, Virginia 20166
                Attention: Paul T. Cappuccio, General Counsel; and

                Simpson Thacher & Bartlett
                425 Lexington Avenue
                New York, New York 10017
                Attention:  Philip T. Ruegger III, Esq.

            (b) If to the Company:

                MapQuest.com, Inc.
                3710 Hempland Road
                Mountville, Pennsylvania  17554
                Attention:  Michael J. Mulligan, Chairman
                                  and Chief Executive Officer

                With copies to:

                Mayer, Brown & Platt
                1675 Broadway
                New York, New York 10019
                Attention:  James B. Carlson, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

            6.6 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            6.8 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            6.9 Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided, that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without such consent.

            6.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

            6.11 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Federal District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Federal District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

            6.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                [Remainder of this page intentionally left blank]

            IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the date first above written.


                                    AMERICA ONLINE, INC.


                                    By:   /s/ DAVID M. COLBURN
                                          Name:     David M. Colburn
                                          Title:    President - Business Affairs


                                    MAPQUEST.COM, INC.


                                    By:   /s/ MICHAEL J. MULLIGAN
                                          Name:     Michael J. Mulligan
                                          Title:    Chairman; CEO